Oppenheimer Ultra-Short Duration Fund
NSAR Exhibit – Item 77Q

Post-Effective Amendment No. 12 (1-16-2015) to the Registration Statement of Oppenheimer Ultra-Short Duration Fund (the "Registrant"), Accession Number 0000728889-15-000033, which includes the Agreement and Declaration of Trust dated 8/15/12, as amended 11/28/2014 with respect to Schedule A, is hereby incorporated by reference in response to Item 77Q of the Registrant's Form N-SAR.